NEWS RELEASE
For more information, contact:
Susan Bergesen susan.bergesen@flagstar.com
(248) 312-6237

Flagstar Initiates Dividend and $50 Million Share Repurchase

Action reflects strength of underlying business and confidence in future earnings prospects

TROY, Mich., Jan. 30, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today announced its Board of Directors has approved both the initiation of a quarterly dividend and a $50 million share repurchase program. Shareholders of record on March 1, 2019 will receive a quarterly dividend of $0.04 per share on March 15, 2019.

“The ability to offer a dividend and stock buyback is a really positive sign of how much progress we’ve made over the last few years,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “The initiation of a dividend reflects the underlying strength and diversity of our business and confidence in our future earnings prospects, while the share buyback program represents an attractive return on capital with our stock trading at such a low multiple of its tangible book value.

“We find ourselves with ample liquidity, strong capital and solid asset-generating capabilities to support our growth strategy and continue to execute on our strategic plan. We are pleased to be in a position to return value to our shareholders.”

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 75 retail locations in 24 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $175 billion of home loans representing nearly 827,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S.

Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SOURCE: Flagstar Bancorp, Inc.

For further information

ANALYSTS: Ken Schellenberg, Investor Relations, (248) 312-5741
MEDIA: Susan Bergesen, Corporate Communications, (248) 312-6237